Exhibit 3.14

AMENDMENT NO. 2

TO

AGREEMENT OF LIMITED PARTNERSHIP

OF

GRAHAM PACKAGING POLAND, L.P.

This Amendment No. 2 (this “Amendment 2”) to Agreement of Limited Partnership (the “Partnership Agreement”) of Graham Packaging Poland, LP, a Pennsylvania limited partnership (“Poland”) is made as of this 19th day of September, 2007 by and among Graham Packaging Company, L.P., a Delaware limited partnership (“GPC”), GPC SUB GP LLC, a Delaware limited liability company (“SUB GP”), GPACSUB LLC , a Delaware limited liability company (“GPACSUB”), and Graham Packaging Acquisition Corp., a Delaware corporation (“GPAC”).

BACKGROUND

WHEREAS, Graham Packaging Corporation, a Pennsylvania corporation (“GP Corp”), as general partner, and Graham Packaging Company, a Pennsylvania limited partnership (the “Partnership”), as limited partner, formed Poland as a limited partnership in accordance with the provisions of the Pennsylvania Revised Uniform Limited Partnership Act pursuant to a Certificate of Limited Partnership filed on October 7, 1994 and an Agreement of Limited Partnership executed on October 7, 1994;

WHEREAS, GP Corp and the Partnership subsequently withdraw as Partners of Poland, and SUB GP and GPC entered Poland as General Partner and Limited Partner, respectively, pursuant to a Certificate of Amendment filed on February 2, 1998 and Amendment No. 1 to Agreement of Limited Partnership executed on February 2, 1998;

WHEREAS, in connection with certain tax planning initiatives, the limited partnership interests of Poland currently held by GPC are being transferred to GPAC on the date hereof; and

WHEREAS, in connection with certain tax planning initiatives, the general partnership interests of Poland currently held by SUB GP are being transferred to GPAC, who is in turn transferring such general partnership interests to GPACSUB, on the date hereof.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Amendment. SUB GP and GPC hereby withdraw as Partners of Poland, and GPACSUB and GPAC hereby enter Poland as General Partner and Limited Partner, respectively. All references in the Partnership Agreement to GPC shall refer to GPAC, and all references in the Partnership Agreement to SUB GP shall refer to GPACSUB.

2. Waiver. For purposes of the transfer of interests described in this Amendment 2, the parties hereto waive any and all of their rights with respect to the provisions of Section 9.1 of the Partnership Agreement relating to restrictions on a Partner’s right to Transfer its Partnership Interest.

3. Ratification. The Partnership Agreement, as amended hereby, is ratified in all respects.

4. Counterparts. This Amendment 2 may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall be deemed to constitute but one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment 2 to be signed by a duly authorized officer and to be dated as of the date first above written.

Withdrawing Limited Partner:		Withdrawing General Partner:

Graham Packaging Company, L.P.		GPC SUB GP LLC

By:	/s/ Mark S. Burgess	By:	/s/ Mark S. Burgess
	Mark S. Burgess		Mark S. Burgess
	Vice President, Chief Financial Officer & Secretary		Vice President, Finance & Administration, Treasurer & Secretary

Entering General Partner:		Entering Limited Partner:

GPACSUB LLC		Graham Packaging Acquisition Corp.

By:	/s/ Mark S. Burgess	By:	/s/ Mark S. Burgess
	Mark S. Burgess		Mark S. Burgess
	Vice President, Finance & Administration, Treasurer & Secretary		Chief Financial Officer, Treasurer & Secretary